Exhibit 10.9

AMENDMENT 1 TO EMPLOYMENT AGREEMENT

     Amendment 1 dated June 13, 2002 to Employment Agreement made and entered into as of the 17th day of May 1999, by and between Kroll Associates, Inc., a Delaware corporation, The Kroll-O’Gara Company, an Ohio corporation (collectively referred to as the “Company”) and Michael G. Cherkasky (the “Executive”) (the “Employment Agreement”).

     The reference to Kroll Associates, Inc. has been deleted and The Kroll-O’Gara Company has been changed to Kroll Inc., a Delaware corporation.

     Article 1 — Paragraph 1.1 Employment. The Company shall employ the Executive as President and Chief Executive Officer of Kroll Inc. The remainder of paragraph 1.1 will remain the same.

     Exhibit A — Paragraph (a) Salary. Effective July 1, 2002, the Company shall pay the Executive a base salary during the Term, payable in accordance with the normal payment procedures of the Company, subject to such withholdings and other normal employee deductions as may be required by law, at the annual rate of $550,000. The remainder of subpart (a) to Exhibit (A) of the Employment Agreement remains in effect.

     Exhibit A – Paragraph (b) Annual Bonus. The company will pay a bonus to Executive for net operating profit in excess of budget and for success in material acquisition as determined by the Board of Directors. The remainder of subpart (b) to Exhibit (A) of the Employment Agreement remains in effect.

     Exhibit A – Paragraph (c) Additional Compensation. Items (i) and (ii) of this sections have been deleted. Item (iii) now becomes (i) and the following is added:

(ii)	The Company will pay Executive $200,000 for each year the Executive is employed at the Company, from the date hereof, pro rated monthly, for a minimum of 3 years, to be paid out as a consulting fee over five (5) years after executive leaves the company for any reason other than for “Cause” as defined in Article 5 paragraph 5.1 of the Employment Agreement.

(iii)	The Company guarantees to pay for the Medical and Dental coverage for the Executive for seven (7) years after the Executive leaves the Company.

(iv)	The Company agrees to support the Executive, in its discretion, in publicizing national security issues.

     Exhibit A – Paragraph (f) Stock Options and Incentive Stock. Items (i) and (ii) have been deleted and replaced with the following:

(i)	The Executive shall receive 25,000 incentive shares, vesting over three years, pro rata, commencing on January 1, 2003.

(ii)	As of the date of this agreement, the Executive was granted 50,000 stock options, which shall vest as provided in the Kroll Inc. Stock Option Plan.

     The remainder of subpart (f) to Exhibit (A) of the Employment Agreement remains in effect.

     All other provisions of the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment effective as of the date first written above.

Kroll Inc.

By:

Name:

Title:

EXECUTIVE:

Michael G. Cherkasky